EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-93100 of Micro Component Technology, Inc. of our report dated August 22, 1997 on the consolidated financial statements and schedule of Micro Component Technology, Inc., appearing in this Annual Report on Form 10-K of Micro Component Technology, Inc. for the year ended June 28, 1997.



/s/ Deloitte & Touche LLP

September 17, 1997
Minneapolis, Minnesota